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                                                                 Exhibit (d)(18)

[ING FUNDS LOGO]

                                                               February 11, 2004

James M. Hennessy
President
ING Partners, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:    ING Partners, Inc. (the "Fund")

Dear Mr. Hennessy:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, ING Funds Services, LLC ("ING Funds Services"), the Fund's Administrator, agrees that in order to increase the competitiveness of the established expense ratios of the ING American Century Small Cap Value Portfolio and the ING Baron Small Cap Growth Portfolio of the Fund, ING Funds Services shall, from May 1, 2004 through April 30, 2005, waive all or a portion of its administrative services fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the ING American Century Small Cap Value Portfolio shall not exceed 1.30%, 1.55% and 1.80% for the Initial, Service and Adviser class shares respectively and the maximum total operating expense ratios of the ING Baron Small Cap Growth Portfolio shall not exceed 1.20%, 1.45% and 1.70% for the Initial, Service and Adviser class shares respectively of the respective Portfolio's average daily net assets.

     ING Funds Services acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.


                                      ING Funds Services, LLC


                                      By:   /s/ Michael J. Roland
                                            ---------------------
                                            Michael J. Roland
                                            Executive Vice President
Your signature below acknowledges
acceptance of this Agreement:


By:  /s/ James M. Hennessy
     ---------------------
     James M. Hennessy
     President
     ING Partners, Inc.


7337 E. Doubletree Ranch Rd.       Tel: 480-477-3000     ING Funds Services, LLC
Scottsdale, AZ 85258-2034          Fax: 480-477-2700
                                   www.ingfunds.com